UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2013

SJW Corp.

(Exact name of registrant specified in its charter)

California	1-8966	77-0066628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 W. Taylor St., San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (408) 279-7900

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 28, 2013, SJW Corp. (“we”, “us”, “our” or the “Company”) entered into an underwriting agreement with Robert W. Baird & Co. Incorporated, as the representative of the several underwriters named therein (the “Underwriters”), which provides for the issuance and sale in an underwritten public offering (the “Offering”) by the Company and the purchase by the Underwriters of 1,321,000 shares of our common stock, par value $0.521 per share. The shares in the Offering were sold at a public offering price of $26.50 per share, and were purchased by the Underwriters from us at a price of $25.44 per share. We have also granted the Underwriters an option to purchase up to 198,150 additional shares of our common stock to cover over-allotments, if any.

We estimate that net proceeds we will receive from the Offering will be approximately $33.4 million, after deducting the Underwriters’ discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of the over-allotment option. The Offering is expected to close on or about April 3, 2013, subject to customary closing conditions.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-184984) and the prospectus dated December 21, 2013 included in such registration statement, as supplemented by a preliminary prospectus supplement dated March 27, 2013 and a final prospectus supplement dated March 28, 2013.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference. A copy of the opinion of Morgan, Lewis & Bockius LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

On March 28, 2013, the Company issued a press release announcing the pricing of the Offering. A copy of this press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Exhibit

1.1	Underwriting Agreement, dated as of March 28, 2013

5.1	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

99.1	Press release, dated as of March 28, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SJW Corp.

Date: March 28, 2013	By:	/s/ James P. Lynch
	Name:	James P. Lynch
	Title:	Chief Financial Officer and Treasurer